Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Reports Results for the

Fourth Quarter and Fiscal Year 2004

•	Fourth Quarter Comparable Store Net Sales Increase 5.1% on Top of 5.6% in the Prior Year Period

•	Fourth Quarter Pro Forma Net Earnings Increase to $0.55 Per Diluted Share

•	Fourth Quarter Net Earnings Increase 32% to $0.47 Per Diluted Share

SAN DIEGO—March 10, 2005—PETCO Animal Supplies, Inc. (NASDAQ: PETC) today reported unaudited financial results for the fourth quarter and fiscal year 2004 ended January 29, 2005. The Company also provided its guidance for the first quarter and full fiscal year 2005.

Fourth Quarter Results

Net sales in the fourth quarter of 2004 were $492.3 million with a comparable store net sales increase of 5.1%. The comparable store net sales increase in the period comes on top of a 5.6% increase in the prior year’s fourth quarter. Overall, net sales increased 10.9% over the fourth quarter of fiscal 2003.

Net earnings for the fourth quarter increased to $27.6 million, or $0.47 per diluted share. This included after-tax charges of $4.1 million, or $0.07 per diluted share, for debt retirement costs associated with the refinancing of the Company’s senior credit facilities and the repurchase of $16.0 million of senior subordinated notes, and $0.8 million, or $0.01 per diluted share, for lease accounting corrections, as described below. These results compared to net earnings of $20.9 million, or $0.36 per diluted share, in the prior year fourth quarter. The fourth quarter 2003 results included an after-tax charge of $6.5 million for debt retirement costs.

Excluding the previously mentioned items, pro forma net earnings for the fourth quarter of 2004 increased 18.6% to $32.5 million, or $0.55 per diluted share, compared to pro forma net earnings for the fourth quarter of fiscal 2003 of $27.4 million, or $0.47 per diluted share.

“The comparable store sales increase of 5.1% in the fourth quarter extends our record of strong comp sales increases to 48 consecutive quarters of 4.6% or greater,” commented PETCO’s Chairman, Brian K. Devine.

When reviewing the Company’s sales for the fourth quarter, PETCO’s Chief Executive Officer, James M. Myers commented, “As we reported previously, we had a relatively slow start to the fourth quarter in the election doldrums of November. Solid holiday sales in December accelerated into January. However, in the second half of January, harsh winter storms in the northeast and unusually rainy weather on the west coast negatively affected customer traffic and diluted comp sales for the quarter. Our sales performance to date in the first quarter of fiscal 2005 resumed to levels consistent with our experience and expectations.”

Full Year 2004 Results

Net sales in fiscal 2004 were $1.81 billion with a comparable store net sales increase of 6.2%. The comparable store net sales increase comes on top of a 5.6% increase in the prior-year period. Overall, net sales increased 12.5% over fiscal 2003.

Net earnings in fiscal 2004 were $83.7 million, or $1.43 per diluted share, compared to net earnings of $64.7 million, or $1.11 per diluted share, in the prior year period.

Fiscal 2004 included after-tax charges of $4.1 million, or $0.07 per diluted share, for debt retirement costs, and $0.8 million, or $0.01 per diluted share, for the lease accounting corrections. Fiscal 2003 included an after-tax charge of $7.4 million for debt retirement costs and a favorable resolution of an income tax accrual of $3.4 million.

Excluding the previously mentioned items, pro forma net earnings for fiscal 2004 increased 28.8% to $88.6 million, or $1.51 per diluted share from $68.8 million, or $1.18 per diluted share, in the prior year.

Improved Operating Margins

Operating income was $56.3 million in the fourth quarter of 2004. This included a charge of $1.3 million for the lease accounting corrections. Excluding this item, pro forma operating margin was 11.7%, an increase of approximately 40 basis points over the prior year period. A 90 basis point decrease in selling, general and administrative expenses as a percentage of sales was offset by a 50 basis point decrease in gross profit margin to produce an overall increase in pro forma operating margin.

Gross profit margin was 36.0% for the fourth quarter of 2004. Excluding the lease accounting corrections, pro forma gross profit margin was 36.3%. Initial gross margin improved 70 basis points from the continued change in mix from lower margin pet food to higher margin categories. Higher distribution costs decreased gross margin by 55 basis points primarily related to recent penetration into new markets, such as South Florida, where initial entry costs have been high. Occupancy costs associated with the delay in new store openings and increased store closing costs decreased gross margin by 75 basis points.

Adoption of Emerging Issues Task Force Consensuses No.’s 02-16 and 03-10

Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16) addresses the accounting for consideration received from suppliers. As required by the transition provisions, the Company adopted EITF 02-16 in the first quarter of 2003 for supplier arrangements entered into or modified subsequent to December 31, 2002. This results in the initial deferral of vendor support as a reduction of inventory, which is realized into cost of sales as the related inventory is sold. Because the Company follows a practice of continually negotiating new arrangements with suppliers, the effects of this accounting change were phased in over the course of fiscal 2003. As of the beginning of fiscal 2004, substantially all supplier arrangements were accounted for under the new rules. The phased-in effect of the adoption of the standard in 2003 affected year-over-year financial comparisons to a progressively lesser degree each quarter over the course of 2004. The adoption of EITF 02-16 did not have a significant effect on gross margin or selling, general and administrative expenses in the fourth quarter of 2004. This is the final quarter that the Company will report an EITF 02-16 effect, as the first quarter of fiscal 2005 will be fully comparable to the prior year.

During the first quarter of 2004, the Company adopted EITF 03-10, a follow-on to EITF 02-16. This change results in certain sales incentives received from vendors being reflected as a reduction of both net sales and cost of sales and occupancy costs and has no effect on the Company’s earnings or balance sheet. Prior year financial statements have been reclassified to comply with EITF 03-10. As a result, net sales and cost of sales and occupancy costs have been reduced by approximately $14.5 million in the fourth quarter of 2004, and $11.7 million has been similarly reclassified in last year’s fourth quarter. This is the final quarter that the Company will report an EITF 03-10 effect, as the first quarter of fiscal 2005 will be fully comparable to the prior year.

Lease Accounting Matters

An after-tax charge of $0.8 million, or $0.01 per diluted share, was recorded in the fourth quarter of fiscal 2004 as a cumulative correction of lease accounting matters. The lease accounting correction, which is a pro forma adjustment in the Company’s reconciliation of GAAP to pro forma net earnings, will not result in a restatement of the Company’s financial statements.

Background

On February 7, 2005, the Securities and Exchange Commission (SEC) clarified certain lease accounting matters and their application under generally accepted accounting principles. This clarification addressed, among other things, the SEC staff’s view of the appropriate accounting for tenant improvement allowances. Based on an internal review and consultation with its independent auditors, the Company has identified an error in its accounting practices associated with tenant improvement allowances. Historically, these allowances were classified on the balance sheet as a reduction of leasehold improvements within fixed assets and amortized as a reduction of depreciation and amortization expense over the estimated useful lives of the leasehold improvements or the lease term, whichever is shorter. To correct this error, the Company will now record tenant improvement allowances as a credit to deferred rent, which will be amortized as a reduction of rent expense over the lease term. This change will not affect the income statement classification of these amounts, since both leasehold improvement amortization expense and rent expense are classified in cost of sales and occupancy costs in the statement of operations.

The Company has recorded the necessary adjustments to its balance sheet as of January 29, 2005 and statements of operations and of cash flows for the fiscal year ended January 29, 2005. The adjustments recorded on the January 29, 2005 balance sheet were to increase fixed assets by $23.6 million and increase deferred rent by $24.9 million. The adjustments resulted in a $1.3 million increase in cost of sales and occupancy costs in the 2004 statement of operations which is a pro forma adjustment in the Company’s reconciliation of GAAP to pro forma net earnings. Regarding the fiscal 2004 statement of cash flows, the changes in lease accounting will result in an $8.5 million increase in net cash provided by operating activities and an $8.5 million increase in net cash used in investing activities. Prior years’ balance sheets and statements of operations and of cash flows will not be restated due to the immaterial effect of the changes in lease accounting on the Company’s prior results.

Store Expansion Program

PETCO opened 17 new stores during the fourth quarter of fiscal 2004. The addition of 11 new stores during the period, net of relocations and closings, increased the store base to 716 locations. During this same period, PETCO completed 10 remodels of existing stores and now has over 335 stores in its latest store formats.

The Company opened 81 new stores during fiscal 2004, or 62 new stores net of relocations and closings. During this same period, the Company completed 50 remodels of existing stores.

PETCO will continue to advance its national presence in 2005 by opening approximately 90 new stores, or approximately 70 new stores net of relocations and closings, while continuing with its strategic initiative of remodeling up to 50 existing stores.

In commenting on PETCO’s expansion plans, Mr. Myers stated, “We now believe that there is the potential for 1,500 – 1,600 PETCO stores nationwide. Recent analysis of our targeted demographics, including population growth and density, income levels, market share, and overall spending on pets supports this opportunity.”

Outlook

The Company currently expects a comparable store net sales increase of approximately 5%—6% for the first quarter of fiscal 2005. This increase in comparable store net sales would come on top of the 6.3% increase achieved in the first quarter of 2004. Accordingly, the Company currently expects earnings per diluted share in the range of $0.33-$0.34 for the first quarter of fiscal 2005.

For the full fiscal year of 2005, the Company currently expects a comparable store net sales increase of approximately 5%—6%. The Company currently expects earnings per diluted share in the range of $1.80—$1.81 for the full fiscal year 2005, which would represent an increase of approximately 20% over the pro forma net earnings of $1.51 per diluted share which the Company is reporting today for the full fiscal year 2004.

This outlook includes the effect of the recent lease accounting clarification by the SEC, as well as a higher effective tax rate of 39.7%. Their combined effect reduces earnings by $0.01 - $0.02 per diluted share for fiscal 2005.

The outlook for the first quarter and full fiscal year of 2005 excludes an after-tax charge of approximately $1.5 million, or $0.03 per diluted share, of debt retirement costs associated with the $14.7 million of senior subordinated notes repurchased during the first quarter of fiscal 2005.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 725 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $21 million in support of more than 2,500 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 1/29/2005	Quarter Ended 1/31/2004	Quarter Ended 1/29/2005	Quarter Ended 1/31/2004
Net sales	$492,313	$443,963	$492,313	$443,963
Cost of sales and occupancy costs	314,886	280,425	313,546	280,425

Gross profit	177,427	163,538	178,767	163,538

Selling, general and administrative expenses	121,124	113,122	121,124	113,122

Operating income	56,303	50,416	57,643	50,416

Interest expense, net	4,589	6,073	4,589	6,073
Debt retirement costs	6,754	10,617	—	—

Earnings before income taxes	44,960	33,726	53,054	44,343

Income taxes	17,353	12,779	20,541	16,920

Net earnings	$27,607	$20,947	$32,513	$27,423

Net earnings per common share, basic	$0.48	$0.36	$0.56	$0.48
Net earnings per common share, diluted	$0.47	$0.36	$0.55	$0.47

Basic weighted average number of common shares	57,631	57,454	57,631	57,454
Diluted weighted average number of common shares	58,725	58,496	58,725	58,496

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	Quarter Ended 1/29/2005	Quarter Ended 1/31/2004
Reconciliation of GAAP to Pro Forma Gross Profit
GAAP gross profit	$177,427	$163,538
Adjustments:
Lease accounting adjustment	1,340	—

Pro forma gross profit	$178,767	$163,538

Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$56,303	$50,416
Adjustments:
Lease accounting adjustment	1,340	—

Pro forma operating profit	$57,643	$50,416

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$27,607	$20,947
Adjustments:
Lease accounting adjustment	1,340	—
Debt retirement costs	6,754	10,617
Tax effect of adjustments	(3,188)	(4,141)

Pro forma net earnings	$32,513	$27,423

GAAP net earnings per common share, diluted	$0.47	$0.36
Pro forma net earnings per common share, diluted	$0.55	$0.47

Diluted weighted average number of shares (GAAP and pro forma)	58,725	58,496

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Year Ended 1/29/2005	Year Ended 1/31/2004	Year Ended 1/29/2005	Year Ended 1/31/2004
Net sales	$1,812,145	$1,610,431	$1,812,145	$1,610,431
Cost of sales and occupancy costs	1,175,771	1,060,942	1,174,431	1,060,942

Gross profit	636,374	549,489	637,714	549,489

Selling, general and administrative expenses	472,780	411,816	472,780	411,816

Operating income	163,594	137,673	164,934	137,673

Interest expense, net	19,337	26,115	19,337	26,115
Debt retirement costs	6,754	12,189	—	—

Earnings before income taxes	137,503	99,369	145,597	111,558

Income taxes	53,830	34,656	57,018	42,782

Net earnings	$83,673	$64,713	$88,579	$68,776

Net earnings per common share, basic	$1.45	$1.13	$1.54	$1.20
Net earnings per common share, diluted	$1.43	$1.11	$1.51	$1.18

Basic weighted average number of common shares	57,542	57,422	57,542	57,422
Diluted weighted average number of common shares	58,511	58,299	58,511	58,299

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	Year Ended 1/29/2005	Year Ended 1/31/2004
Reconciliation of GAAP to Pro Forma Gross Profit
GAAP gross profit	$636,374	$549,489
Adjustments:
Lease accounting adjustment	1,340	—

Pro forma gross profit	$637,714	$549,489

Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$163,594	$137,673
Adjustments:
Lease accounting adjustment	1,340	—

Pro forma operating income	$164,934	$137,673

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$83,673	$64,713
Adjustments:
Lease accounting adjustment	1,340	—
Debt retirement costs	6,754	12,189
Tax effect of adjustments	(3,188)	(4,754)
Resolution of income tax accrual	—	(3,372)

Pro forma net earnings	$88,579	$68,776

GAAP net earnings per common share, diluted	$1.43	$1.11
Pro forma net earnings per common share, diluted	$1.51	$1.18

Diluted weighted average number of shares (GAAP and Pro forma)	58,511	58,299

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 29, 2005 (Unaudited)	January 31, 2004
ASSETS

Cash and cash equivalents	$36,815	$62,201
Receivables	17,875	12,514
Inventories	167,038	139,513
Deferred tax assets	18,012	12,047
Other current assets	9,481	12,907

Total current assets	249,221	239,182

Fixed assets, net	333,300	256,347
Goodwill	40,179	40,289
Other assets	16,650	16,044

	$639,350	$551,862

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$82,142	$63,773
Accrued expenses and other current liabilities	136,078	124,483
Current portion of long-term debt	353	1,920

Total current liabilities	218,573	190,176

Senior credit facility, excluding current portion	85,000	139,370
Senior subordinated notes payable	103,982	120,000
Deferred rent and other liabilities	92,703	49,183

Total liabilities	500,258	498,729

Stockholders’ equity	139,092	53,133

	$639,350	$551,862